NEWS RELEASE

LOEWS CFO PETER KEEGAN TO STEP DOWN AFTER 18 YEARS WITH THE COMPANY

Company’s Senior Vice President David Edelson to Succeed Keegan as CFO

New York, NY – October 8, 2013 – Loews Corporation  ( NYSE:  L) announced today that Peter Keegan will retire in May 2014  as Senior Vice President and Chief Financial Officer, a position he has held since 1997.  Mr. Keegan will stay on at Loews as Senior Advisor.

“Pete and I have worked together closely since he joined the company almost 20 years ago,” said James Tisch, President and Chief Executive Officer of Loews Corporation. “Loews has been very fortunate to have benefited from his financial expertise, his wisdom, his unflappable demeanor and his extensive understanding of our businesses – all of which have contributed greatly to our overall success and the creation of shareholder value.”

“I am honored to have been part of such an extraordinary company and to have had the opportunity to work together with such talented and dedicated colleagues,” said Mr. Keegan.  “I look forward to continuing on with Loews in my new role as Senior Advisor.”

David Edelson, a Senior Vice President who joined the company in 2005, will succeed Mr. Keegan as Chief Financial Officer.  In his current role, Mr. Edelson focuses on strategy, corporate development and investor relations, and monitors the performance of Loews’s subsidiaries. Prior to joining Loews, Mr. Edelson was with J.P. Morgan Chase & Co., where he served as Executive Vice President and Corporate Treasurer.

Additionally, Mark Schwartz, Loews’s Controller, will become Vice President and Chief Accounting Officer.

About Loews Corporation:

Loews Corporation is one of the largest diversified companies in the United States. Its principal subsidiaries are CNA Financial Corporation (NYSE: CNA), a 90% owned subsidiary; Diamond Offshore Drilling, Inc. (NYSE: DO), a 50.4% owned subsidiary; Boardwalk Pipeline Partners, LP (NYSE: BWP), a 53% owned subsidiary; HighMount Exploration & Production LLC, a wholly owned subsidiary; and Loews Hotels, a wholly owned subsidiary.

Contact:

Loews Corporation
Mary Skafidas, 212-521-2788
Vice President, Investor and Public Relations